Exhibit 1000

Board Resolution Authorization for CEO to Optimize Liquidity Through Stock Splits Date: August 24, 2023 Company: Music Licensing, Inc. (OTC:SONG) Present at the Meeting: • Jake P. Noch, Chairman & CEO • James R. Chillemi, Director • Rodrigo Di Federico, Director • Paul Ring, Director • Vito M. Roppo, Director Whereas, the Chief Executive Officer (Jake P. Noch) has proposed a strategy to optimize the liquidity of Music Licensing, Inc. (the "Company") common stock by considering forward or reverse stock splits as appropriate; Whereas, the optimization of liquidity is a key objective of the Company's growth strategy, and stock splits are a

Now, therefore, be it resolved, that the Board of Directors of Music Licensing, Inc. (OTC:SONG) hereby authorizes the Chief Executive Officer (Jake P. Noch) to, at his sole discretion, consider, initiate, and execute forward or reverse stock splits as a means to optimize the liquidity of the Company's common stock; Further resolved, that the Chief Executive Officer (Jake P. Noch) is granted the authority to determine the appropriate timing, ratio, terms, and conditions of any such stock splits, subject to applicable regulations and legal requirements; Further resolved, that the Chief Executive Officer (Jake P. Noch) shall have the authority to make decisions in this regard without the need for further approval from the Board of Directors; Further resolved, that the Chief Executive Officer (Jake P. Noch) shall keep the Board of Directors informed of any actions taken under this authorization and provide regular updates on the progress and outcomes of the stock split initiatives; Further resolved, that this authorization is effective immediately and shall remain in force until revoked or amended by a subsequent resolution of the Board of Directors; Further resolved, that all actions taken by the Chief Executive Officer (Jake P. Noch) in accordance with this resolution shall be in compliance with all applicable laws, regulations, and stock exchange requirements. This resolution is adopted by the unanimous consent of the Board of Directors of Music Licensing, Inc. (OTC:SONG) on August 24, 2023.

Signed: Jake P. Noch, Chairman of board of Directors & Chief Executive Officer Music Licensing, Inc. (OTC:SONG) James R. Chillemi, Director Music Licensing, Inc. (OTC:SONG) Rodrigo Di Federico, Director Music Licensing, Inc. (OTC:SONG) Paul Ring, Director Music Licensing, Inc. (OTC:SONG) Vito M. Roppo, Director Music Licensing, Inc. (OTC:SONG) 08 / 25 / 2023 08 / 24 / 2023 08 / 24 / 2023 08 / 24 /

recognized method to achieve this goal; Whereas, the Board of Directors recognizes the need for flexibility and swift decision-making in matters related to the optimization of stock liquidity; Whereas, the Board of Directors acknowledges the expertise and experience of the CEO in matters related to the financial and operational aspects of the Company;